Exhibit 99.1

Albany International Announces Earnings Expectations and Capital Investments

ALBANY, N.Y., Jan. 17/PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) announced today that fourth-quarter earnings are expected to be approximately $0.36 per share, as compared to last year’s fourth quarter of $0.38 per share. Restructuring charges reduced fourth-quarter 2004 net income per share by $0.20, which was partially offset by income tax adjustments that increased net income by $0.08 per share. Earnings for the full year are expected to be approximately $2.18 per share, compared to last year’s $0.32 per share after restructuring charges of $1.16 per share.

Net sales increased to a new quarterly high of $247.9 million, an increase of 4.0 percent over the same quarter last year and an increase of 6.7 percent excluding the effect of changes in currency translation rates. Net sales for the full year were $978.7 million, an increase of 6.4% over last year and an increase of 4.8% excluding the effect of changes in currency translation rates.

Following is a table of net sales by segment and the effect of changes in currency translation rates for the three months ended December 31, 2005:

(in thousands)	Net sales as reported Three months ended December 31,		(Decrease) in fourth-quarter 2005 net sales due to changes in currency translation rates	Percent Change

	2005	2004		As Reported	Excluding Currency Rate Effect

Engineered Fabrics	$185,876	$178,404	$(4,041)	4.2%	6.5%
Albany Door Systems	32,781	33,198	(1,985)	(1.3)%	4.7%
Applied Technologies	29,253	26,837	(531)	9.0%	11.0%
Total	$247,910	$238,439	$(6,557)	4.0%	6.7%

Following is a table of net sales by segment and the effect of changes in currency translation rates for the full-year ended December 31, 2005:

(in thousands)	Net sales as reported Year ended December 31,		Increase in 2005 net sales due to changes in currency translation rates	Percent Change

	2005	2004		As Reported	Excluding Currency Rate Effect

Engineered Fabrics	$741,628	$696,277	$12,395	6.5%	4.7%
Albany Door Systems	116,487	112,773	377	3.3%	3.0%
Applied Technologies	120,595	110,752	2,278	8.9%	6.8%
Total	$978,710	$919,802	$15,050	6.4%	4.8%

The results reflect continued strength in net sales and cash generation, but lower-than-expected operating margins. Compared to the fourth quarter of 2004, the primary factors contributing to the lower-than-expected operating margins were: (a) increased material costs due to higher energy prices (approximately $0.11 per share); (b) lower prices for paper machine clothing (PMC) in certain European markets (approximately $0.08 per share); and (c) a number of expenses associated with the residual effects of the 2004 restructuring (approximately $0.07 per share).

Further details will be provided in the earnings announcement on January 26, 2006, and the earnings webcast of January 27, 2006, at 9:00 a.m. Eastern Time.

The Company also reported that net sales for the first quarter of 2006 were likely to be reduced by approximately $8 million and earnings would be reduced between $0.05 and $0.07 per share, as the result of an anticipated change during the quarter in commercial terms with a major customer.

President and CEO Joe Morone commented, “We had anticipated higher material costs, but competitive pricing pressures in Europe were greater than expected as were a number of expenses associated with the residual effects of the 2004 restructuring. While we are disappointed in the earnings, the record net sales and continuing strong cash from operations reinforce our commitment to our strategic plan for 2006 and beyond.”

The Company also announced planned investments in Asia and Brazil, in support of paper machine clothing growth, and a strategic acquisition that will support growth of the Albany International Techniweave business in aerospace composites (Applied Technologies Segment).

In PMC, the Company will invest approximately $150 million over the next four years in a new manufacturing facility in Hangzhou, China, and in capacity expansions of existing plants in Brazil and Korea. The new facility in China will serve as the headquarters of the Pacific Business Corridor and will house major PMC operations for the manufacture of forming and press fabrics, used in the manufacture of paper and paperboard products.

In the Applied Technologies segment, Albany International Techniweave, Inc. has agreed to purchase all the shares of Texas Composite Inc. (TCI) for approximately $15 million in cash. TCI, a designer and manufacturer of lightweight, high-strength composite structures for aerospace applications, had 2005 sales of approximately $8 million. The purchase is subject to final due diligence and is expected to be completed in two separate transactions, the first by the end of January 2006 and the second before year-end. The acquisition is expected to be neutral to slightly dilutive to 2006 earnings per share, accretive to earnings per share in 2007, and to generate an attractive return on invested capital.

The Company further announced that the Board of Directors has authorized the purchase of up to 3.5 million shares of its Class A Common stock. The Board’s action authorizes management to purchase shares from time to time, in the open market or otherwise, whenever it believes the available price makes such purchase advantageous to the Company’s shareholders.

The Company will host a live audio webcast on Friday, January 27, 2006, to discuss 2005 fourth-quarter and year-end financial results, which will be announced on Thursday, January 26, 2006, after the market closes.

WHAT:	Albany International Fourth-Quarter & Year-End 2005 Investor Webcast

WHEN:	January 27, 2006, at 9:00 a.m. Eastern Time

WHERE:	http://www.albint.com

HOSTS:	Joseph G. Morone, President & Chief Executive Officer Michael C. Nahl, Executive Vice President & Chief Financial Officer

HOW:	Log on to the web at the site above, and follow the link to the webcast. Minimum requirements to listen: RealPlayer or Media Player software (available free at the site).

REPLAY:	Yes, at http://www.albint.com.

About Albany International Corp.

Albany International is the world’s largest producer of custom-designed engineered fabrics and sophisticated structured materials and services for the worldwide pulp and paper industry, as well as other process industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 5,900 people worldwide. Our plants are strategically located to serve our global customers. Additional information about the Company and its businesses and products is available at http://www.albint.com.

SOURCE  Albany International Corp.
          -0-                                        01/17/2006
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing &
Communications, +1-518-445-2214 /
          /Web site:  http://www.albint.com /
          (AIN)